Exhibit No. 99.1

PRESS RELEASE
December 16, 2003

Piedmont Natural Gas Places $200 Million Debt Offering

CHARLOTTE, NC – Piedmont Natural Gas (NYSE: PNY) today announced that it has placed an offering of $200 million aggregate principal amount in debt in the following maturities:

•	$100 million of 5.0% notes, Series E, due 2013.

•	$100 million of 6.0% notes, Series E, due 2033.

•	The notes are rated A3 by Moody’s and A by Standard & Poor’s.

Net proceeds will be used to repay a portion of the $445 million of commercial paper issued on September 29, 2003, which was used to partially finance the purchase of North Carolina Natural from Progress Energy and Progress Energy’s equity interest in Eastern North Carolina Natural Gas Company, as well as for general corporate purposes. The prospectus is available on the Internet at www.sec.gov.

Forward-Looking Statement
This press release contains forward-looking statements. These statements are based on management’s current expectations and information currently available and are believed to be reasonable and are made in good faith. However, the forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in the statements. Factors that may make the actual results differ from anticipated results include, but are not limited to, economic conditions; competition from other providers of similar products; and other uncertainties, all of which are difficult to predict and some of which are beyond our control. For these reasons, you should not rely on these forward-looking statements when making investment decisions. The words “expect,” “believe,” “project,” “anticipate,” “intend,” “should,” “could”, “will” and variations of such words and similar expressions, are intended to identify forward-looking statements. We do not undertake any obligation to update publicly any forward-looking statement, either as a result of new information, future events or otherwise. More information about the risks and uncertainties relating to these forward-looking statements may be found in Piedmont’s filings with the SEC on Forms 10-K and Forms 10-Q, which are available on the SEC’s website at http://www.sec.gov.

About Piedmont Natural Gas
Piedmont Natural Gas is an energy services company primarily engaged in the distribution of natural gas to 920,000 residential, commercial and industrial utility customers in North Carolina, South Carolina and Tennessee, including 56,000 customers served by municipalities who are wholesale customers. Our subsidiaries are invested in joint venture, energy-related businesses, including unregulated retail natural gas and propane marketing, interstate natural gas storage, intrastate transportation and regulated natural gas distribution. More information about Piedmont Natural Gas is available on the Internet at www.piedmontng.com.

Contacts:
Piedmont Natural Gas
Corporate Communications, Steve Conner, Office: 704.731.4205
Investor Relations, Headen Thomas, 704.731.4438

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